                                                               Exhibit: 10.13FD


                           REVENUE PARTICIPATION AGREEMENT

         This Agreement is made as of August 27, 1998 between FUNDEX GAMES, LTD., a Nevada corporation with an address of 2237 Directors Row, Indianapolis, Indiana 46241 ("Borrower"), and LIBERTY BIDCO INVESTMENT CORPORATION, a Michigan corporation, with an address of 30833 Northwestern Highway, Suite 211, Farmington Hills, Michigan 48334-2582 ("BIDCO").

RECITALS

         A. BIDCO has loaned Borrower an amount of One Million Dollars ($1,000,000.00). Borrower has executed a Business Loan Note with Covenants (the "Note"), a Continuing Security Agreement and other documents relating thereto (the Note, Continuing Security Agreement and all other documents related thereto are referred to collectively as the "Loan Documents"); and

         B. As additional consideration for BIDCO making the loan to Borrower, Borrower has agreed to pay BIDCO revenue participation fees (the "Revenue Participation Fees") as set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                  1. Term. The term of this Agreement shall commence immediately and shall terminate upon the later of payment in full of sums due under the Loan Documents or five (5) years from the date hereof.

                  2. Revenue Participation Fees.

                           a. During the term hereof Borrower agrees to pay to BIDCO Revenue Participation Fees equal to the greater of the Monthly Minimum Fee for the indicated period set forth below or one and twenty-five one-hundredths percent (1.25%) of the Gross Revenues of (i) Borrower and (ii) any other entity with which Borrower or its management, directly or indirectly, own or control an equity interest which is in substantially the same business to Borrower (collectively, the Revenue Entities):

                           Calendar Year                     Monthly Minimum Fee
                           -------------                     -------------------
                                1998                             $ 4,000.00
                                1999                               5,500.00
                                2000                               7,000.00
                                2001                               8,500.00
                                2002                              10,000.00
                                2003                              11,500.00

                           b. The term "Gross Revenues" shall mean all revenues of any type received by the Revenue Entities directly or indirectly resulting from operations of its businesses, whether payment is received in cash, merchandise, services, income or credit minus returns, allowances, trade discounts and cash discounts. No other deductions, offsets or credits may be made from Gross Revenues for purposes of calculating the Revenue Participation Fee due hereunder.

                           c. The Revenue Participation Fees shall be paid monthly on or before the fifteenth of the following month during the term hereof. In the event payment of the Revenue Participation Fees are not received by BIDCO on or before the date due, interest shall accrue on the late payment at twelve percent (12%) per annum until the Revenue Participation Fees due and accrued interest are paid in full. In the event payment of the Revenue Participation Fees are not received by BIDCO within thirty (30) days after the date due, interest shall then begin to accrue on the late payment at the rate of eighteen percent (18%) per annum until the Revenue Participation Fees due and accrued interest are paid in full.

                           d. Upon receipt of the annual audited financial statements required by Section 6.4(B) of the Note, if the Gross Revenues upon which the Revenue Participation Fees are calculated, are shown to be incorrect, the Borrower shall immediately pay any shortfall, if any, in Revenue Participation Fees and if there was an overpayment, Borrower may deduct the overpayment from its next due payment(s) of Revenue Participation Fees. However, in no event shall the recalculated fees in any month be less than the monthly minimum fees set forth in Section 2.a.

                  3. Termination. This Agreement may not be terminated prior to the expiration of its term without the written agreement of the parties. If the
Note is prepaid, the remaining payments hereunder shall be due in their original amounts for the remainder of the term.

                  4. Default and Remedies Upon Default. In the event Borrower is in default of any of the Loan Documents, Borrower shall be in default of this Agreement. If Borrower shall be in default of this Agreement, BIDCO shall have all the remedies provided in the Loan Documents.

                  5. Notices. Any notice to be given hereunder by either party to the other shall be in writing and personally delivered, sent by certified mail, return receipt requested or by reliable overnight delivery service, to the respective address above or to any other address required by the respective party, or by facsimile transmission with confirmation of receipt, and notice shall be deemed given on the earlier of: a) three (3) business days after notice is mailed as set forth above; or, b) upon actual receipt.

                  6. Deemed Interest. It is not intended by the parties hereto that the payments due under this Agreement be deemed to constitute "interest" on the Note or other Loan

Documents. However, in the event a Court of competent jurisdiction determines that the Revenue Participation Fees due and payable hereunder are deemed to be "interest" arising with respect to the obligations evidenced by the Note and other Loan Documents, and as a direct result thereof such payments under this Agreement results in Borrower having paid interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by BIDCO shall be credited on the principal balance owing under the Note and remaining Loan Documents (or, if all sums owing thereunder have been paid in full, refunded to Borrower), and the amounts thereafter collectible under this Agreement shall immediately be deemed reduced, without the necessity of the execution of any new document so as to comply with applicable law and permit the recovery of the fullest amount otherwise called for hereunder.

                  7. Security Interest. To secure payment of Borrower's obligations under this Agreement, Borrower pledges and grants to BIDCO a continuing security interest in those assets set forth in the Continuing Security Agreement, of even date, executed by Borrower. This Agreement is also secured by Guaranties executed by certain of Borrower's shareholders.

                  8. Jurisdiction. The terms and provisions of this agreement shall be governed by Michigan law without giving effect to any choice or conflict of law provision or rule (whether of Michigan or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than Michigan to apply.

                  Each of the parties submits to the exclusive jurisdiction of the United States District Courts for the Southern and Eastern Districts of Michigan, or if subject matter jurisdiction is not available in the Oakland County Circuit Court in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined through such courts. Each party also agrees not to bring any such action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

         IN WITNESS WHEREOF, the parties have executed this Agreement upon the date set forth above.

WITNESS                             FUNDEX GAMES, LTD.
                                    a Nevada corporation



         [ILLEGIBLE]                By: /s/ Carl E. Voigt, IV
-----------------------------           ------------------------------------
                                            Carl E. Voigt, IV, President



                                    LIBERTY BIDCO INVESTMENT CORPORATION,
                                    a Michigan corporation



         [ILLEGIBLE]                By: /s/ Pearl M. Holforty
------------------------------          ------------------------------------
                                            Pearl M. Holforty, President


                                        3